Exhibit 3.4

EMERA US FINANCE LP

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Amended and Restated Limited Partnership Agreement made as of the 1st day of October, 2020 by and between Emera US Finance GP Company, a company incorporated under the laws of the Province of Nova Scotia, Canada (the “General Partner”) and Emera US Finance LP Inc., a company incorporated under the laws of the Province of Nova Scotia, Canada (the “Limited Partner”).

WHEREAS on May 20, 2016, Emera US Finance General Partner Inc., a company incorporated under the laws of the Province of Nova Scotia, Canada (the “Original General Partner”) formed a limited partnership under the name of Emera US Finance LP (the “Partnership”) by registering with the State of Delaware a Certificate of Limited Partnership under the Delaware Revised Uniform Limited Partnership Act;

AND WHEREAS on May 20, 2016, the Original General Partner and Emera Incorporated, a company incorporated under the laws of the Province of Nova Scotia, Canada (the “Original Limited Partner”) entered into a limited partnership agreement for the purpose of recording in writing the terms of the Partnership (the “Original LP Agreement”).

AND WHEREAS on January 1, 2020, the Original General Partner transferred the entirety of its Interest (as defined below) to Emera US Finance GP, LLC, a limited liability company formed under the laws of the State of Delaware (“Finance GP”), and the Original Limited Partner transferred the entirety of its Interest (as defined below) to EUSHI Finance, Inc., a corporation incorporated under the laws of the State of Delaware (“EUSHI Finance”);

AND WHEREAS on October 1, 2020, Finance GP transferred the entirety of its Interest (as defined below) to the General Partner, and EUSHI Finance transferred the entirety of its Interest (as defined below) to the Limited Partner;

AND WHEREAS the General Partner and the Limited Partner desire to enter into this Agreement to amend and restate the terms of the Original LP Agreement;

NOW THEREFORE, in consideration of the premises and the respective covenants herein contained, the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

1.1 Where used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act as from time to time amended;

“Agreement” means this Amended and Restated Limited Partnership Agreement;

“Capital Account” means a separate capital account to be maintained for each Partner by the General Partner;

“Capital Contribution” means the total amount of money contributed to the Partnership by a Partner by way of capital;

“Certificate” means the Certificate of Limited Partnership filed under the Act establishing the Partnership as a limited partnership, as from time to time amended;

“Code” means the Internal Revenue Code of 1986, as from time to time amended;

“General Partner” means Emera US Finance GP Company or any other party who may become the general partner of the Partnership under the terms of this Agreement;

“Interest” means the partnership interest owned by a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of the Agreement;

“Limited Partner” means Emera US Finance LP Inc., and any other limited partner, if any, admitted into the Partnership by the General Partner, and “Limited Partners” means all Limited Partners of the Partnership. For purposes of the Act, the Limited Partners shall constitute a single class of limited partners;

“Partners” means the General Partner and all Limited Partners;

“Partnership” means the limited partnership formed on May 20, 2016 under the name Emera US Finance LP by registering the Certificate under the Act;

“Partnership Capital” means the sum of all Capital Contributions made by Partners to the Partnership;

“Percentage Interest” means the Interest, expressed as a percentage, held by a Partner, determined by dividing the Capital Contribution of such Partner by the sum of all Capital Contributions of all Partners.

“Subscription” means a subscription for Interests in the Partnership in a form acceptable to the General Partner in its sole discretion; and

“Subscription Price” means, in respect of a 1% Percentage Interest, the amount of One US Dollar ($1.00USD) to be contributed to the Partnership Capital in consideration of such Percentage Interest, or at such other price per Percentage Interest as may be determined from time to time by the General Partner.

1.2 Words importing the singular shall include the plural and vice versa. Words importing any gender shall include all genders. Words importing persons shall include firms, trusts, partnerships, joint ventures, corporations and other entities and vice versa.

1.3 If any part of this Agreement is declared invalid or unenforceable, then such part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

ARTICLE II

NAME

2.1 The name of the Partnership shall be Emera US Finance LP or such other name or names as the General Partner may from time to time deem appropriate. The General Partner will notify the Limited Partners of any change of name.

ARTICLE III

CERTIFICATE OF LIMITED PARTNERSHIP

3.1 The Original General Partner filed the Certificate under the Act with the Secretary of State of the State of Delaware on May 20, 2016, and the General Partner certifies that the Certificate has not been withdrawn and that the Partnership continues as a limited partnership under the Act as of the date hereof.

ARTICLE IV

OTHER JURISDICTIONS

4.1 The General Partner shall execute, deliver and file any other certificates (or any amendments or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

ARTICLE V

PURPOSE OF THE PARTNERSHIP

5.1 The Partnership was formed for and will conduct any lawful business permitted under the Act as the General Partner may determine from time to time.

ARTICLE VI

REGISTERED AGENT/OFFICE, PRINCIPAL PLACE

OF BUSINESS AND DURATION OF THE PARTNERSHIP

6.1 The registered agent for the Partnership in the State of Delaware is Corporation Service Company and the registered office of the Partnership is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808-1674, or such other agent or location as the General Partner may designate from time to time.

6.2 The Partnership’s principal place of business is 251 Little Falls Drive, Wilmington, Delaware 19808-1674, as may be amended by the General Partner from time to time.

6.3 The Partnership will continue in existence until dissolved in accordance with Article 12 hereof or otherwise dissolved in accordance with the Act.

ARTICLE VII

LIABILITY

7.1 The General Partner has unlimited liability for the undertakings, liabilities and obligations of the Partnership.

7.2 Subject to the provisions of the Act, the liability of the Limited Partners for the liabilities, undertakings and obligations of the Partnership shall be limited to the amount of the Limited Partners’ Capital Contribution plus the Limited Partners’ pro rata share of the undistributed income of the Partnership.

7.3 The Limited Partners will have no further personal liabilities or obligations.

7.4 The Limited Partners will not be liable for any further contributions to the Partnership, subject to any agreement, commitment or undertaking the Limited Partners may enter into with or deliver to the Partnership.

7.5 The General Partner shall carry on the business of the Partnership in such a manner as to ensure, to the greatest extent possible, the limited liability of the Limited Partners. The General Partner shall take every reasonable action necessary to preserve the limited liability of the Limited Partners and shall not take any action, which, or omit to take any action, the omission of which, could reasonably be expected to jeopardize the limited liability of the Limited Partners.

7.6 The General Partner shall take such steps and shall register such documents as may be required to qualify the Partnership to do business in such jurisdictions as the nature of its business may require. The Partnership shall not carry on business in any jurisdiction unless such jurisdiction provides the Limited Partners a degree of limited liability identical to or greater than the limited liability enjoyed by the Limited Partners in the jurisdiction of the State of Delaware.

ARTICLE VIII

PARTNERSHIP INTERESTS

8.1 Effective as of the date of this Agreement, the General Partner, on behalf of the Partnership, hereby acknowledges that the General Partner holds a 0.1% Percentage Interest and the current balance in the Capital Account maintained for the General Partner is USD$1.00, which represents 0.1% of Partnership Capital as of the date of this Agreement.

8.2 Effective as of the date of this Agreement, the General Partner, on behalf of the Partnership, hereby acknowledges that the Limited Partner holds a 99.9% Percentage Interest and the current balance in the Capital Account maintained for the Limited Partner is USD$999.00, which represents 99.9% of Partnership Capital as of the date of this Agreement.

8.3 The General Partner may raise capital for the Partnership by selling Interests and may determine the terms and conditions of any such sale and may do all things in that regard and all things done by the General Partner in that regard are hereby ratified and confirmed.

8.4 Each subscriber shall submit a Subscription to the General Partner. The General Partner shall have the right to accept or reject Subscriptions in whole or in part.

8.5 Except as expressly set forth herein, each Interest shall entitle the holder thereof to the same rights and obligations as to the holder of any other Interest and no Limited Partner shall be entitled to any privilege, priority or preference in relation to any other Limited Partner.

ARTICLE IX

ALLOCATION OF PROFITS AND LOSSES

AND EXPENSES OF THE PARTNERSHIP

9.1 The net income of the Partnership shall be retained by the Partnership unless a distribution is made to the Partners from the Partnership’s net income. Distributions shall be made to the Partners in accordance with their respective Percentage Interests and shall be at the sole discretion of the General Partner.

9.2 All expenses incurred by the General Partner on behalf of the Partnership shall be paid in full by the Partnership.

ARTICLE X

FUNCTIONS AND POWERS OF THE PARTNERS

10.1 The General Partner shall have exclusive authority to manage the operations and affairs of the Partnership, to make all decisions regarding the activities of the Partnership, to bind the Partnership and to admit Limited Partners. No person or entity dealing with the Partnership shall be required to verify the powers held by the General Partner in the name of the Partnership.

10.2 Without limiting the foregoing, but always in pursuance of the activities of the Partnership, the General Partner shall be vested with the following powers:

(a)	to execute and carry out all agreements on behalf of the Partnership involving matters or transactions in furtherance of, in connection with or ancillary to the activities of the Partnership;

(b)	to admit Limited Partner(s) to the Partnership and to accept or reject on whole or in part Subscriptions for Interests;

(c)	to determine at any given time in its sole discretion the fair market value and the Subscription Price payable for Interests;

(d)

to open and manage in the name of the Partnership bank accounts and to name signing officers for these accounts, to borrow funds in the name of the Partnership and to spend the Partnership Capital in the exercise of any right or power possessed by the General Partner;

(e)	to arrange financing for the business of the Partnership;

(f)	to obtain insurance coverage on behalf of the Partnership;

(g)	to review and approve any financial statements of the Partnership;

(h)	to file on behalf of the Partnership any tax or other returns or documentation required by government or regulatory authorities;

(i)	to employ, retain or engage, and to execute any agreements or contracts with, any third parties pursuant to which services may be rendered to the Partnership;

(j)	to decide in its sole and entire discretion when property of the Partnership shall be distributed to the Partners and the amount of any such distribution;

(k)	to manage, administer, conserve, develop, operate and dispose of any and all properties or assets of the Partnership and in general to engage in any and all phases of activities of the Partnership;

(l)

to manage, control and develop all the activities of the Partnership and to take all measures necessary or appropriate in furtherance of, in connection with or ancillary to the activities of the Partnership; and

(m)	to execute any and all other deeds, documents and instruments and do all acts as may be necessary or desirable to carry out the intent and purpose of this Agreement.

10.3 The General Partner may loan to the Partnership the funds which may be necessary for the payment of obligations or administrative expenses of the Partnership.

10.4 The General Partner shall file on behalf of the Partnership, on a timely basis whenever required, any amendment to the Certificate and any other certificates or amendments thereto that might be required by the laws of the State of Delaware or any other jurisdiction in which the Partnership may carry on its activities.

10.5 New Limited Partners admitted into the Partnership by the General Partner will be required to execute a counterpart of this Agreement.

10.6 No Limited Partner shall take part in the management or control of the activities of the Partnership, transact any business for the Partnership or have the power to execute any documents or instruments for or on behalf of the Partnership.

10.7 Each Limited Partner will, upon request by the General Partner, immediately execute any instrument necessary to comply with any law or regulation of any jurisdiction in Canada for the continuation and good standing of the Partnership or to otherwise carry out the provisions of this Agreement.

ARTICLE XI

ACCOUNTING, REPORTING AND

TAX MATTERS

11.1 The General Partner shall keep, during the term of the Partnership and for a period of six (6)years thereafter, proper and complete records and books of accounts reflecting the assets, liabilities, income and expenditures of the Partnership and a register listing the names and addresses of all the Limited Partners and their respective Percentage Interests held by each of them.

11.2 The financial year end of the Partnership shall be December 31 in each year, or such other date as may be determined from time to time by the General Partner.

11.3 The Partnership shall use accounting policies and practices which are consistent with generally accepted accounting principles in the United States of America.

11.4 The Partnership previously elected to be treated as a C corporation for U.S. tax purposes from the date of formation until December 31, 2019. Effective January 1, 2020, the Partnership terminated this election.

11.5 The General Partner shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Partnership or any other method or procedure related to the preparation of such tax returns. The General Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws, and the General Partner shall not be liable for any consequences to any previously admitted or subsequently admitted Partners resulting from their making or failing to make any such elections.

ARTICLE XII

DISSOLUTION

12.1 The Partnership shall be dissolved upon the occurrence of any of the following events:

(a)	upon written consent of the General Partner;

(b)

on the date which is one hundred eighty (180) days following the date of the dissolution, liquidation, bankruptcy, insolvency or winding-up of the General Partner or the nomination of a trustee, sequestrator or liquidator, or the date of any event permitting a trustee or a sequestrator to administer the affairs of the General Partner, provided that the trustee, sequestrator or liquidator performs his functions for sixty (60) consecutive days, unless a new General Partner is admitted to the Partnership prior to the expiration of such one hundred eighty (180) day period.

12.2 The Partnership will not be dissolved or terminated by the resignation, removal, death, incompetence, bankruptcy, insolvency, dissolution, liquidation, winding-up or receivership of, or the admission or withdrawal of, the General Partner or any Limited Partner or upon the transfer of any Limited Partner’s Percentage Interest, except as otherwise provided in this Agreement.

12.3 Upon dissolution, the General Partner shall take all such steps necessary or desirable to give effect to such dissolution, including the distribution to the Limited Partners of the remaining Capital Contributions and property of the Partnership in accordance with its Percentage Interest, and the filing of a certificate of dissolution and/or any other filings required by government or regulatory authorities to give effect to the dissolution of the Partnership.

ARTICLE XIII

TRANSFER OF INTERESTS

13.1 The Limited Partners may not sell, assign or otherwise transfer, pledge or encumber their Interests in the Partnership without the prior written consent of the General Partner.

ARTICLE XIV

DUTIES OF GENERAL PARTNER

14.1 The General Partner will exercise its powers and discharge its duties honestly, in good faith and in the best interest of the Partnership and will exercise the care, diligence and skill of a prudent and qualified administrator.

14.2 The funds of the Partnership will not be commingled with the funds of the General Partner or of any other entity.

ARTICLE XV PARTNERSHIP MEETINGS

15.1 The Partnership is not required to hold regular or annual meetings. Business may be transacted by resolutions passed at meetings of the Partners at which a quorum is present or by resolution in writing signed by the General Partner. A copy of every such resolution in writing shall be kept with the minutes of the proceedings of the Partnership.

15.2 The General Partner may at any time call a meeting. Meetings of the Partners are to be held at such place or places as the General Partner may designate.

15.3 Notice of any Partners’ meeting shall be given to all Partners by mailing such notice prepaid post at least five (5) days but not more than thirty (30) days prior to the meeting. Such notice will specify the time and place of the meeting and in reasonable detail, the nature of all business to be transacted. Presence by a Partner at a meeting of the Partners, other than for the express purpose of objecting to the holding of such meeting, shall constitute waiver of any notice requirement.

15.4 The following matters are required to be passed by a resolution of all of the Partners:

(a)	to approve the sale of all or substantially all of the assets of the Partnership;

(b)	to waive any default on the part of the General Partner on such terms as they may determine and release the General Partner from any claims in respect thereof;

(c)	to approve any amendment to this Agreement; and

(d)	to require the General Partner on behalf of the Partnership to enforce any obligation or covenant on the part of any Limited Partner.

15.5 Minutes s and proceedings of every meeting of the Partners shall be made and recorded by the General Partner. Minutes, when signed by the Chairman of the meeting or his or her designee, shall be prima facie evidence of the matters therein stated.

15.6 Any resolution passed shall be binding on all Partners and their respective heirs, executors, administrators or other legal representatives, successors and assigns.

ARTICLE XVI

NOTICES

16.1 Any notice or other written communications given or received under this Agreement shall be deemed to have been validly given and received (a) if delivered by courier or personal delivery or by facsimile, on the day on which it was so delivered or transmitted, or (b) if mailed, on the fifth business day following its sending by first class mail addressed to each of the General Partner and Limited Partner at P.O. Box 910, Halifax, Nova Scotia, Canada B3J 2W5 (facsimile: (902)428-6171)

16.2 An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceedings in respect of which such notice was or was intended to be given.

ARTICLE XVII

CHANGE OF GENERAL PARTNER

17.1 The General Partner may withdraw or resign as General Partner on 10 days’ written notice to the Limited Partners. Upon the withdrawal or resignation of the General Partner, a new general partner shall be appointed by the withdrawing General Partner to act in its place. In the event of appointment of a new general partner, the withdrawing General Partner shall no longer be entitled to its share of the net income of the Partnership except in respect of those amounts to which the General Partner has become entitled prior to or at the fiscal year end of the Partnership immediately preceding the withdrawal or resignation of the General Partner.

17.2 The new general partner will execute a counterpart of this Agreement and will forthwith assume the obligations of the General Partner as of and from the date of its appointment and shall thereafter have the sole right to exercise all rights of the General Partner as manager of the Partnership and to receive the General Partner’s share of net income of the Partnership and the resigning or retiring General Partner shall do all things and take all steps necessary to effectively transfer the management of the Partnership and all rights to which such new General Partner is entitled hereunder to the new general partner and shall execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer.

17.3 In the event of a change of the General Partner, the Partnership and the Limited Partners shall release and hold harmless the former General Partner from all actions, claims, costs, demands, losses, damages and expenses with respect to events which occur in relation to the Partnership after the effective date of removal or resignation of the former General Partner, unless such events arise from the fraud, gross negligence or willful misconduct of the General Partner, its agents or employees or from any act or omission not believed by it in good faith to be within the scope of this Agreement occurring before such change of General Partner.

ARTICLE XVIII

POWER OF ATTORNEY

18.1 Without limiting the generality of the foregoing, each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner, and any successor to the General Partner under the terms of this Agreement, as its true and lawful attorney and agent, with full power of substitution and authority in his name, place and stead, to execute and file with any government body any documents necessary and appropriate to be filed in connection with the activities of the Partnership or in connection with this Agreement, and to accept service for process for and on behalf of the Partnership, and to otherwise act for the Partnership consistent with this Agreement.

18.2 Each Limited Partner will be bound by any representation or action made or taken by the General Partner pursuant to the power of attorney in Section 18.1 hereof and waives any and all defenses which may be available to contest, negate or disaffirm any action of the General Partner taken in good faith under such power of attorney.

18.3 This power of attorney shall be irrevocable and shall bind each Limited Partner, his heirs, executors, administrators and other legal representatives and the successors and assigns of the Limited Partner, notwithstanding the death or bankruptcy of the Limited Partner.

ARTICLE XIX

MISCELLANEOUS

19.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

19.2 This Agreement may be executed by multiple counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

19.3 This Agreement constitutes the entire agreement between the Partners and there are no other written or verbal agreements or representations.

19.4 This Agreement shall be binding upon and enure to the benefit of the Partners and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Partners have executed this Agreement effective as of the date first above written.

EMERA US FINANCE GP COMPANY,
General Partner

By:
Name: Greg Blunden
Title: Chief Financial Officer

By:
Name: Stephen Aftanas
Title: Secretary

EMERA US FINANCE LP INC.,
Limited Partner

By:
Name: Greg Blunden
Title: Chief Financial Officer

By:
Name: Stephen Aftanas
Title: Secretary

IN WITNESS WHEREOF, the Partners have executed this Agreement effective as of the date first above written.

EMERA US FINANCE GP COMPANY,
General Partner

By:
Name: Greg Blunden
Title: Chief Financial Officer

By:
Name: Stephen Aftanas
Title: Secretary

EMERA US FINANCE LP INC.,
Limited Partner

By:
Name: Greg Blunden
Title: Chief Financial Officer

By:
Name: Stephen Aftanas
Title: Secretary